OMB Number: 3235-0418
                                                   Expires: April 30, 2003
                                                   Estimated average burden
                                                   hours per response..137.0
----------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (Amendment No.)    2>/R>

                           ISHOPNOMARKUP.COM, INC.
---------------------------------------------------------------------------
              (Exact name of small business issuer in its charter)

     Nevada                         7375                    06-1556852
     ------                         ----                --------------------
(State or jurisdiction   (Primary Standard Industrial     (I.R.S. Employer
of incorporation or      Classification Code Number)     Identification No.)
organization)



           683 Middle Neck Road, Great Neck, NY 11021  (516) 487-5444
----------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

               Yousef Neissani, 683Middle Neck Road,
                   Great Neck Road, NY 11021  (516) 487-5444
----------------------------------------------------------------------------
           (Name, Address and telephone number of agent for service)

                                 COPIES TO:
Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, NY 11509 (516)371-4598

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER
                                                 ----------------------------

THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
-----------------------------------------------------------------------------
If this form is filed to register additional securities for an offering Pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, Check the following box.

                         CALCULATION OF REGISTRATION FEE

Common Stock            5,000,000      $10.00               $50,000,000.00    $13,200.00
------------            ----------     ------               --------------     ----------

Title of each           Share amount   Proposed maximum     Proposed maximum    Amount of
class of securities     to be          offering price     aggregate offering   registration fee.
to be registered        registered     per unit           price


Note: Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 (~23O.457 of thin chapter) relied upon, if' the basin of the calculation in not otherwise evident from the information presented in the table. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the clans of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

The registrant hereby amends thin registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                                                                        Page 2

                                    PROSPECTUS

                            ISHOPNOMARKUP. COM, INC.
                         5,000,000 shares of Common Stock

This is our initial public offering of common stock. The initial public offering price is $10.00 per share. No public market currently exists for our common stock. We are selling 5,000,000 shares of common stock which have $.001 par value per share. This represents 4.3% of the total outstanding shares based on the maximum amount of the offering. We are a Nevada corporation.



We will sell the shares ourselves. We do not plan to use underwriters or pay any commissions. We will be selling our shares in a direct participation offering and no one has agreed to buy any of our shares.

The offering will remain open until January 15, 2002, unless we decide to cease selling efforts prior to that date. Investors must purchase a minimum of 250 shares.

The securities offered hereby are highly speculative and involve a high degree of risk. See the caption "Risk Factors" commencing on page 8.


The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  --------------------
	The date of this Prospectus is	, 2000
                  --------------------

                              TABLE OF CONTENTS
Summary                                                                    5
Our Company                                                                5
Risk Factors                                                               7
We have experienced losses since our inception
and expect such losses to continue for the forseeable future               7
Our business is subject to seasonal economic conditions                    7
Our quarterly revenues and operating results may fluctuate significantly 7 We will need additional capital in the near future
and such capital may be unavailable or too costly                          8
Control of the corporation will remain in the hands of present management 8 Management's Discussion and Analysis
of Financial Condition and Plan of Operations                              8
Use of Proceeds                                                           10
Capitalization                                                            11
Dilution                                                                  11
Business                                                                  12
Principal Shareholders                                                    19
Management                                                                20
Certain Transactions                                                      26
Description of Securities                                                 26
Shares Eligible for Future Sale                                           28
Available Information                                                     29
Dividend Policy                                                           30
Stock Transfer Agent                                                      30
Experts                                                                   30
Legal Matters                                                             31
Index to Financial Statements                                            F-1

Summary
Our Company

iShopNoMarkup.com, Inc. is a Nevada corporation formed on August 20, 1999 for the purpose of developing a shopping mall on the internet. We expect to offer products on the internet by providing goods to be shipped directly from the supplier.

We have an equity interest in four businesses controlled by related parties.

    *ClLine.com, Inc., a Nevada corporation, was organized on December 10, 1999. It was formed by insiders and affiliates of iShopNoMarkup.com. It is an online business to business and business to consumer website specializing in offering products and services related to the construction industry. Our interest in ClLine.com cost $38,000. As of June 30, 2000, ClLine.com, Inc. was a 49% owned subsidiary of iShopNoMarkup.com. Subsequently, much of the stock owned by iShopNoMarkup.com was distributed pro rata to all our stockholders. Accordingly, iShopNoMarkup.com 's percentage equity interest in ClLine.com, Inc. has been reduced to 5% which is carried on our books at a value of $38,000. ClLine.com, Inc. currently shares office space with US.

   * E-Z Procurement.com, Inc. was organized on June 8, 2000 as a startup business to business internet company specializing in the purchase of industrial and commercial materials for it's clients as an on-line auction in which prospective suppliers compete with each other to make the lowest bid. We purchased an interest in E-Z Procurement.com, Inc. on July 27, 2000 at a cost of $2,729 and curently owns a 10% interest in it. E-Z Procurement.com, Inc. currently shares office space with us.

    * iTechInternet.com, Inc. is a startup commerce and website design company that was organized on January 21, 2000. We purchased an interest of in iTechInternet.com, Inc. in June of 2000 for a cost of $2,000 and we currently hold a 16% equity interest in it. which is carried on our books at a value of $2,000. Currently iTechInternet.com, Inc. develops maintains and upgrades our website, as well as the websites of C1Line and JewelryEngine.com, Inc. iShop has paid for the servicesit has received from iTech. Because it has provided website design and maintenance services to iShop and the other two companies, for which it received payment, iTech has had operating revenue that it has received in exchange for such services. ITech1nternet.com, Inc. currently shares office space with us.

    * JewelryEngine.com, Inc. (d/b/a IAndOnlyDiamond.com) was organized on January 21, 2000 as a startup retail e-commerce company to sell diamonds and jewelry on the internet. We invested in JewelryEngine.com, Inc. in July, 2000 at a cost of $500. We currently own a 14% equity interest in JewelryEngine.com, Inc., which is carried on our books at a value of $500. We have loaned JewelryEngine.com, Inc. $50,000 at the rate of 10% interest. JewelryEngine.com, Inc. currently shares office space with us.

ClLine.com, mc, E-Z Procurement.com, Inc. and JewelryEngine.com, Inc. have had no operating revenue since their inception.
                                                                        Page 5

Company		Total shares	Total shares Owned by 	Percentage
			Outstanding		 iShopNoMarkup.com 	Ownership
ClLine.com		21,000,000 *	1,029,000			5%
E-Z Pro.com		5,000,000		500,000			10%
iTechinternet.com	12,200,000		2,000,000			16%
JewelryEngine.Com	3,700,000		500,000			14%
*Prior to current private placement

We maintain our principal office at 683 Middle Neck Road, Great Neck, NY 11021, Tel. (516) 487-5444.

                                  The Offering

Common Stock offered
for sale hereby			Up to a maximum of 5,000,000 shares by us.

Offering Price			$10.00 per share offered to the public.
                              The shares are being sold on a "best
                              efforts" basis.


Terms of the Offering 		The offering will remain open until Januray15,
					2002, unless we decide to terminate the selling
					efforts prior to this date.  The minimum
					subscription is 250 shares.


							Common		Preferred
Authorized and					Stock			Stock
--------------					------		---------
Outstanding			Authorized:		200,000,000		20,000,000
-----------			Outstanding
Shares of			  Prior Offering	111,832,544		none
---------			  After Offering*	116,832,544		none
Stock
------


Unless otherwise indicated, the information in this prospectus, irrespective of the date referenced, assumes that there is no exercise of outstanding options or warrants to purchase additional shares.


Plan of Distribution		This is a direct participation with a minimum
                              offering requirement, and with no commitment by anyone to purchase any shares. The shares will be offered and sold on a "best efforts" basis by our principal executive officers and directors, although we may retain the services of one or more NASD registered broker/dealers as selling agent(s) to effect offers and sales on our behalf. The broker/dealers will receive a commission on their sales. None have been retained as of this date


Use of Proceeds			Assuming that the entire offering will be sold,
                              then up to the first $73,000 that we raise will be used to pay the expenses of the offering. The priority for funds raised in excess of that amount will be applied in the following order
                              (i) marketing; (ii) personnel; (iii) website technology; (iv) working capital; and (v) expansion.
                                                                        Page 6

                                  Risk Factors

The securities offered hereby are highly speculative and involve substantial risks. Prospective investors should carefully consider the following risk factors before making an investment decision.

     We have experienced losses since our inception and expect such tosses to continue for the foreseeable future.

We were formed on August 20, 1999, and have only recently engaged in a new enterprise. We have no history of operations and revenues, and must be considered promotional and in the early development stage. We are subject to many of the risks common to enterprises with limited or no operating history, including but not limited to potential under-capitalization, limitations with respect to personnel, financial and other resources, and limited customers and revenue sources. There is absolutely no assurance that we will be able to operate an e-commerce business. As a result of our lack of an operating history in any business, we do not have historical financial data on which to base operating expenses. We may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall of revenues. Accordingly, any significant shortfall of demand for our products and services in relation to our expectations would have an immediate adverse impact on our business, operating results, and financial condition. The amount allocated to cover such losses for the next twelve months is $816,000. The source of such funding is from our reserves of cash and from the sale of securities in this offering.

Our business is subject to seasonal economic conditions.

We expect to experience seasonality in its business, due to a combination of seasonal fluctuations in internet usage and traditional retail seasonality patterns. Internet usage is expected to decline during the summer months. Sales in the traditional retail sector are significantly higher in the fourth calendar quarter of each year due to the Christmas shopping season. Therefore, we may experience more pronounced cash flow problems in the first three quarters of the calendar year compared to the fourth quarter. In addition, our business is dependent upon discretionary income available for expenditure by consumers. Discretionary income decreases during prolonged general economic downturns, resulting in fewer expenditures. A general economic recession would likely have a material adverse effect on our financial condition.

Our quarterly revenues and operating results may fluctuate significantly.

The operating results for our internet companies have fluctuated in the past, and our operating results may change materially in the future. The amount allocated for operations to allow for such fluctuations for the next twelve months is $816,000. The source of such funding is from our reserves of cash and from the sale of securities in this offering. Fluctuations could affect the market price of our common stock. Fluctuations may depend upon a variety of factors, including the incurrence of capital costs and costs associated with the introduction of new products and services. Other factors that may contribute to changes in operating results include:

     * the pricing and mix of services that we offer;

     * market acceptance of new products and services;

     * changes in operating costs;

     * changes in pricing policies and product offerings by our competitors;

     * introduction of alternative technologies;

     * growth in demand for internet access services;
                                                                        Page 7

     * effects of potential future acquisitions; and

     *one-time costs associated with acquisitions.

Due to the foregoing factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that these comparisons should not be relied upon as indicators of future performance.


     We will need additional capital in the near future and such capital may be unavailable or too costly.

Our future capital requirements will depend upon many factors, including the development of new systems, the progress of our research and development efforts, and the expansion of our sales and marketing efforts. We believe that current and future available capital resources will be adequate to fund our operations for at least twelve months following this offering. The amount allocated for such requirement is $816,000. The source of such funding is from our reserves of cash and from the sale of securities in this offering. There can be no assurance, however, that we will not require additional financing prior to such time. There can be no assurance that any additional financing will be available to us on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result.

   Control of the corporation will remain in the hands of present management.

Subject to the limitations of Nevada corporate law, current management will have control of us through their aggregate stock ownership and will have the right to perpetuate their status as officers and directors and therefore conduct our business and affairs.

           Management's Discussion and Analysis of Financial Condition
                          and Plan of Operations

	The following discussion should be read in conjunction with our financial statements.

General

	We are a development stage company with a limited operating history. We were incorporated in August 20, 1999 and have conducted limited business operations as we have had limited cash and assets. On Dec 10, 1999 we acquired 10,290,000 shares or 49% interest in CILine.com, Inc. by issuing 2,000,000 shares of its common stock. Subsequently much of the stock owned by iShopNoMarkUp.com, Inc. has been distributed to all of its stockholders. CILine.com, Inc is no longer a subsidiary. To date, we have concentrated on raising the necessary capital in order to develop our business strategy. As of September 30, 2000, we generated $5,000 in revenues in an individual business proposition. However, this was not based on transaction fees which we represent to be our prime method of generating revenue from our e-commerce business. Our fiscal year is March 31. The financial information contained in this prospectus is for the period from August 20, 1999 (the inception) to March 31, 2000 audited and from April 1, 2000 to September 30, 2000 unaudited.

	We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. This is particularly true for companies in new and rapidly evolving markets such as online shopping and internet industries. From our inception through the present time we have utilized funds obtained through private placements totaling approximately $2.3 million. Accordingly, we have recorded $5,000 revenues and have incurred net losses from operations totaling approximately $4.3 million from inception
                                                                       Page 8
through September 30, 2000. The Company will not carry inventory and accordingly, will not have conventional cost of sale.

	Selling, general and administrative expense was $4.2 million from Aug. 20th, to Sept. 30, 2000. This includes $2.5 million stock and stock option compensation, which we awarded and granted during this period. Administrative expense includes organizational cost, legal fees, rent, payroll, depreciation and amortization and numerous incidental items.

Plan of Operations for Fiscal 2001

	We are a development stage company with $5,000 revenue since inception. Currently our operating expenses are approximately $68,000 per month, which includes maintenance of our website, office rent, administrative expenses, and general working capital purposes. Our future level of operations will be dependent on future cash availability. As of Sept.30, 2000 we had fifteen employees.

	Since inception, we have sold 58,246,795 shares of common stock for aggregate gross proceeds of $2,319,459 and issued 51,585,748 shares to our founders and employees as their compensation and 2,000,000 shares for an equity interest in ClLine.com, Inc. We are currently using the funds from these private placements to pay for our current expenses.

	On the closing of this offering we intend to use approximately $50 million in net proceeds to further our business plan by improving our website, marketing our services and expanding our operations.

	We have generated miniscule revenues from our website. We believe we will begin generating revenues by January 2001, depending on the results of our marketing attempts and this offering.

Liquidity and Capital Resources

	As of Sept. 30, 2000, we had working capital of $ 313K with negative cash flows from operations since inception of approximately $ 2.2 million. We anticipate incurring losses from operations during the current fiscal year.

	We intend to rely on funds available, funds from external sources and revenue from operations until completion of this offering. We can provide no assurance that revenue from operations will be sufficient to provide adequate working capital to fund our current operating expenses or that external funding will be available to us.

	In fiscal year 2001, we anticipate having negative cash flows from operations. And at the present time we cannot estimate when, or if, our operations will generate positive cash flows from operations.

	On the close of this offering, we intend to use approximately $50 million in net proceeds to improve our website, market our services, expand our business by hiring additional employees so we can institute our business plan, and for general working capital purposes.

	In the event that revenues are less than expected and we are unable to raise additional financing, we may need to limit our operations or sell assets.

	We do not have any significant credit facilities available with financial institutions or other third parties and until we can generate positive cash flow from operations. We will be dependent upon external sources for best efforts financing. We can provide no assurance that we will be successful in any future financing effort to obtain the necessary working capital to support our operations. Therefore, on a short-term basis, or during calendar year 2001, we may require additional funding if this offering does not have its anticipated result. Since we are not able to estimate when we will be able to generate positive cash flows from operations, this funding will need to be from external sources. On a long-term basis, or after calendar year 2001, we may also require additional
                                                                       Page 9
external financing depending upon the result of this offering and revenues from operations.


                                Use of Proceeds

We estimate that the net proceeds from this offering, after deducting offering expenses of approximately $73,000, will be approximately $49,927,000 if we receive the maximum amount. We plan to use these proceeds to increase our marketing efforts, upgrade our technology infrastructure, add personnel, expand our operations, and provide additional working capital. If we raise less than the maximum amount, then we intend to carry out a portion of our plan. In the table below, we have detailed the amount that we will spend on each item.

                                             Amount of Net Proceeds Required
                                               at 50%             at 100%
                                               ------             -------
Company Proceeds from
the Offering                                25,000,000           $50,000,000
Less: Offering Expenses                         73,000                73,000
                                            ----------           -----------
Net Proceeds from
Offering                                    24,927,000            49,927,000
                                            ----------           -----------
Use of Net Proceeds:
Internet marketing                           5,500,000            11,000,000
Traditional marketing                        3,800,000             7,600,000
Web Site Development                         1,000,000             2,000,000
Operations                                   2,500,000             5,000,000
Personnel                                    5,000,000            10,000,000
Expansion                                    1,000,000             2,000,000
Working capital
     ~Mergers, Acquisition                   2,000,000             4,000,000
      Expansion of Existing Product
      categories and new categories            500,000             1,250,000
     ~Expansion into International Market
      & international joint venture            200,000               300,000
      Co~isulting Out Sourcing services
      '(ii~luding technology upgrade         2,777,000             5,627,000
      Ad4itional personnel as needed           250,000               650,000
                                            ----------           -----------
Total Use of Net
Proceeds                                   $24,927,000           $49,927,000
                                           ===========           ===========

We have not determined the timing and exact amounts of operating expenditures at this time. We anticipate that proceeds from the offering, combined with current working capital and operating revenue, should be sufficient to allow us to continue operating for the foreseeable future. If we receive significantly less than the maximum amount, or even no funding, we believe that we will have sufficient funding to continue operations for the foreseeable future, although we will have to reduce the rate at which we expand our business.

We plan to use a significant portion of the funding to allow us to conduct internet and traditional marketing of our products and services, subject to all applicable regulations. Internet marketing may include banner ads, strategic search placements including internet names, newsgroups, chat rooms, bulletin boards, press releases, and targeted email. Traditional marketing may include radio, cable or print, targeted mailing or phone calls, and cold calling.
                                                                       Page 10

We plan to use a portion of the funding as salaries for additional key personnel for us.

We expect offering expenses to include legal and accounting expenses, registration and "Blue Sky" fees, printing costs, document delivery costs, order fulfillment, transfer agent fees, and Similar cost.

We plan to use a portion of the funding as working capital and for general business purposes including accounts payable when cash flow is insufficient for these purposes. The specific amounts to be allocated to working capital and other purposes will be in our discretion. We reserve the right to alter our use of proceeds depending on business conditions which are unforeseen at this To the extent that the net proceeds are not used immediately, we intend to invest them in shout-term, investment-grade, interest-bearing securities. We do not intend to use any proceeds to make loans to officers or directors.

                                 Capitalization

This table represents our capitalization as of September 30, 2000 as adjusted to give effect to this offering.

                                                   Shares      Shares
                                     ACTUAL        at 50%      at 100%
                                     ------        ------      -------
Stockholders' Equity
 Preferred Stock,  $.001 par value
   Authorized 20,000,000 Issued and
   Outstanding-No shares
  Common Stock, $.001 par value
   Authorized-200,000,000 Shares
   Issued and Outstanding -
       111,832,544 Shares            111,833
 @50%  114,332,544 Shares                         114,333
 @100% 116,832,544 Shares                                     116,833
Additional Paid
in Capital-                          5,153,733     30,151,233  55,148,733
Deficit Accumulated                 (4,681,837)    (4,681,837) (4,681,837)
Treasury Stock                          (5,000)    (5,000)         (5,000)
                                     ---------     -----------  -----------
Total Stockholders
Equity                                $578,729    $25,578,729 $50,578,729
                                      =========   =========== ===========

                                    Dilution

We were initially capitalized by the sale of common stock to our founders. The following table sets forth the difference between our founders and purchasers of the shares in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid.

The table below assumes that 50% of the amount of the shares offered hereby are sold.

                       Shares Issued      Total Consideration    Average Price
                     Number       Percent   Amount      Percent     Per Share
                     ---------    --------  ----------  ---------  -----------
Existing Investors   111,832,544  97.8%      $2,969,690    10.6%        $0.03
New Investors          2,500,000   2.2%     $24,927,000    84.4%      $10.00
                     -----------  ------ ---------     ------
Total                114,332,544  100%      $27,896,660    100%         $0.25

The table below assumes that 100% of the amount of the shares offered hereby are sold.

                       Shares Issued      Total Consideration    Average Price
                     Number       Percent   Amount      Percent     Per Share
                     ---------    --------  ----------  ---------  -----------
Existing Investors   111,832,544  96.8%      $2,969,690     7.4%        $0.03
New Investors             25,000   0.02%       $250,000    08.17%      $10.00
                     -----------  ------ ---------     ------
Total                115,582,544  100%      $40,396,690    100%         $0.35


As of September 30, 2000, the net tangible book value of our common stock was $476,740 or less then $0.01 per share based on the 111,832,544 shares outstanding. "Net tangible book value" per share represents the amount of total tangible assets less total liabilities, divided by the number of shares.

After giving effect to the sale by us of 5,000,000 shares or 100% of shares offered at an offering price of $10.00 per share our pro-forma net tangible book value as of that date would be $50,476,740 or $.43 per share, based on the 116,832,544 shares outstanding at that time. This represents an immediate dilution (i.e. the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering) of $9.57 per share to the new investors who purchase shares in the offering.

After giving effect to the sale by us of 2,500,000 shares or 50% of shares offered at an offering price of $10.00 per share our pro-forma net tangible book value as of that date would be $25,476,740 or $.22 per share, based on the 114,832,544 shares outstanding at that time. This represents an immediate dilution (i.e. the difference between the offering price per share of common stock and the net tangible book value per share of common stock after the offering) of $9.78 per share to the new investors who purchase shares in the offering.

The following table represents the dilution per share based on the percentage sold of the total amount of shares being offered.


                                           Shares     Shares
                                           at 50%     at 100%
                                           ------     -------
Offering price                             $10.00      $10.00
Net tangible book value                    $NIL        $NIL
Increase attributable to
the offering                               $ 0.22      $ 0.43
                                           ------      ------
Net tangible book value
after giving effect to the
offering                                   $ 0.22     $ 0.43
                                           ------      ------
Per share Dilution to new
investors                                  $ 9.78     $ 9.57
Percent Dilution per share                     98%       96%

We do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our Board of Directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.


                                    Business

Overview

iShopNoMarkup.com, Inc. was incorporated on August 20, 1999 under the laws of the State of Nevada for the purpose of developing a shopping mall on the Internet. We expect to offer
                                                                       Page 12
products on the internet by providing goods directly from the supplier, at no markup to the purchaser. We expect to generate revenues by charging a transaction fee, through advertising, earning a shipping markup, collecting database revenues and generating demographic data sales and opt-in list advertising revenues. We have in our website categories for giftware, fashion, books, music, jewelry, beauty, computers, houseware, luggage, sports, toys, videos, automotive accessories and electronics. We will not carry inventory. Our initial phase of our business plan will focus on marketing of the above categories due to the proven popularity of purchasing these items on the internet.

We made an application for our trademark in the U.S. Patent and Trademark Office in September, 1999. The office of the Commissioner of Patents and Trademarks has advised us that we are entitled to the registration of the mark.

We have signed letters of intent with suppliers of products to list approximately 1,892,664 products on our web site. We expect to offer all these products by late June, 2001 on our Web Site. Approximately 800,000 products are available on our website. We believe we will eventually offer millions of products from thousands of suppliers direct to the public at no markup, enabling us to provide the lowest prices anywhere on or off the internet.

We maintain corporate headquarters in Great Neck, New York, and also have branch offices in Hong Kong, Singapore and Sydney, Australia, and Bristol, England, Tokyo, Japan. International offices were arranged through an agreement with Mr. Ian Noakes, International Vice President for DTL. He is entitled to 25,000 stock options for each office he opens for IshopNoMarkup.com, Inc. overseas.

              *ClLine.com, Inc.

iShopNoMarkup.com owns 1.029,000 shares of ClLine.com Inc. Originally 10,290,000 shares of C1Line were issued to iShopNoMarkUp.com in exchange for 2,000,000 shares of iShopNoMarkUp.com. Subsequently, iShopNoMarkUp.com retained 1,029,000 shares of ClLine.com and distributed the remaining shares to iShopNoMarkUp.com shareholders.

There are 22,337,333 C1Line shares currently outstanding. ClLine.com has raised approximately $ 666,500 in its private placement rounds at 50 cents per share. C1Line plans on closing the offering when $1000,000 is raised at 50 cents per share.

ClLine.com plans on enabling construction on-line by allowing contractors to bid on municipal, commercial and residential jobs on-line.

Currently C1Line has launched the second version of its web site. It is anticipated that the C1Line private placement round will close in the next few weeks. C1Line plans on doing another private placement or public offering of its shares at a higher price consequent to the close of its private placement round.

ClLine.com plans to offer construction management companies and contractors 13 regional directorship positions and 50 State directorships. Each directorship is anticipated to sell for $200,000 per unit for a regional and $100,000 per unit for a State directorship. If all directorships are sold, C1Line expects to generate $ 7.6 million dollars in revenue. In addition to regional and state directorships C1Line plans on selling City Directorships for $50,000 each and Local Directorships for $25,000 each or 10 cents for each person living in the territory of the local Directorship.

It is anticipated that all Directorships will be able to access construction management jobs through the C1Line web site and also be able to sub-contract jobs through the web site.

C1Line regional and State directors have the responsibility to conduct construction management in their respective zones of operation in the country or provide subcontracting capability, and also to contact and obtain blue prints of municipal jobs from their respective building
                                                                       Page 13
departments and upload them to the C1Line web site. With the availability of blue prints on-line C1Line will be able to conduct on-line bidding and obtain bids for municipal jobs. The process will also be repeated with commercial and residential jobs, so contractors could enter bids and acquire awards of contracts using the ClLine.com web site.

The site is expected to offer a list of construction professionals across the country. The site also expects to offer tools, equipment and supplies for the construction industry as well as insurance, bonding and financing.

The site aspires to become active in international construction as well by allowing opportunities for heavy construction, infrastructure and Oil & Gas, mining and factory refurbishment opportunities. C1Line also plans to become a worldwide market place where new and used construction equipment is sold, such as listing used Oil and Gas drilling equipment; advertised online for sale.

Currently C1Line is researching franchise laws to be able to offer its Regional and State Directorships for sale. Later City and Local Directorship sales are anticipated as well in each State and C1Line also plans on offering Global Directorships, which is expected to duplicate a similar formula in other countries.

If all the Regions and States are sold, C1Line expects to have construction management capability in all 50 States in conjunction with 13 Regional and 50 State Directors, totaling 63 construction management companies/contractors.

iShopNoMarkup.com has no current commitments for support of C1Line~com and C1Line is expected to be fully self-sufficient through the sale of its private placements and possible public offering and the sale of its franchises of Regional and State Directorships and later City and Local directorships, as well as generation of revenue through its web site and construction jobs as the Directorship network is built.

Subject to successful financing, it is anticipated that C1Line will meet its franchise requirement in the next 6 months and start marketing the sale of its franchises to qualified construction management companies and contractors afterwards. C1Line expects to sell all Regional and State Directorships within a one year period if it meets all franchise requirements, to qualified construction management companies and contractors.

C1Line plans on listing on its web site thousands of contractors, sub-contractors and construction professionals and enable contractors to accept bids from subcontractors and enable consumers to contact contractors and obtain bids on their jobs as well as enable contractors to procure sub-contractors, supplies and equipment online using the communication capabilities of the Internet.

iShopNoMarkup.com and ClLine.com have linked their web sites to each other so iShopNoMarkup.com consumers could access ClLine.com for all of their construction needs and for ClLine.com clients to be able to use iShopNoMarkup.com for their shopping needs.

iShopNoMarkup.com plans to offer C1Line clients the opportunity to buy their own shopping mall through iShopNoMarkup.com and plans on becoming the shopping channel for consumer products on the C1Line web site.

           *E-Zprocurement, Inc. (E-ZPro.com)

iShopNoMarkup.com owns 500,000 shares of E-ZPro.com.

There are 5,000,000 E-ZPro shares currently outstanding. E-ZPro has
                                                                       Page 14
filed a private placement to raise up to $ 1,000,000 in equity capital as has so far received minimal investments. E-ZPro plans to enter the business to business market for on-line procurement by offering reverse auction services to E-ZPro clients.

E-ZPro, originally a 100% owned division of iShopNoMarkup.com had previously been awarded a procurement contract, estimated at $100,000,000 in bidding volume with Festo Corporation. Approximately $35,000,000 in bidding volume was submitted to E-ZPro for procurement. E-ZPro conducted manual bidding and was able to price 5 out of 9 projects for Festo.

Subsequent to this Festo terminated its Purchase Order with iShopNoMarkup.com. iShopNoMarkup.com has prepared a $7,000,000 lawsuit against Festo Corp. for this termination, and is alleging involvement of some Festo employees with iShopNoMarkup.com employees resulting in the loss of the contrac5 but has not yet filed for arbitration. At its discretion,. iShopNoMarkup.com may enter suit at anytime against Festo Corp. subsequent to the date of this Prospectus.

E-ZPro.com plans on hiring a CEO and selling its stock in the current private placement round to obtain the capital required to forward its business plan. The plan would consist of marketing E-Zpro's services to businesses and procurement of purchasing awards. E-ZPro plans on charging 25% of the savings it would realize for its clients in addition to set up fees.

E-ZPro plans on obtaining the current list of suppliers and prices its clients pay and to find and qualify additional suppliers and have each approved by its clients. E-ZPro would then setup a reverse auction at a pre-determined date and pre-qualified suppliers would be able to enter the auction by supplying their password and account number.

The duration of the reverse auction is anticipated at 2 to 4 hours. Suppliers would bid for the contract from E-ZPro ''s client. Each supplier would be able to see his own bid and the lowest bid, and this will enable suppliers to compete with each other on-line live for the procurement contract, saving E-ZPro clients money. When the auction is finalized E-ZPro would charge its client 25% of any savings over the clients' regular purchasing price.

Currently E-ZPro has a web site that provides detailed information about its services and is capable of receiving e mail communications. E-ZPro plans to upgrade its site once it obtains a purchase order to be able to conduct reverse auctions. In the next 12 months E-ZPro expects to hire a CEO, finish its private placement round and obtain purchase orders from clients and conduct live reverse auctions.

iShopNoMarkup.com has no additional commitment for investment support for EZPro.com. iShopNoMarkup.com and E-ZPro have linked their web sites to each other for mutual promotion.

      * iTechInternet.com

iShopNoMarkup.com has made a loan of $ 50,000 to iTechInternet.com iShopNoMarkup.com owns 2,000,000 shares of iTechInternet.com.

iTechInternet.com designs web sites and provides e-commerce capability. iTechInternet.com has revenue of $132,586 generated from it's affiliated companies since its inception in January 2000.

iTechInternet.com designs the web sites for iShopNoMarkup.com, E-ZPro.com, ClLine.com and lAndOnlyDiamond.com, as well as its own web site and plans on engaging in building web sites for other companies.

iTechInternet.com plans on selling its services to outside companies and generating revenue by providing e-commerce capability to these companies. iTechInternet.com has also filed a private placement to sell up to $1,000,000 of its shares at 50 cents per share.
                                                                       Page 15
iShopNoMarkup.com plans on having iTechInternet.com continue to build its web site and may also use other companies to build parts of the site. iShopNoMarkup.com has no plans to further support iTechInternet.com with investments or loans.

        * JewelryEngine.com (lAndOnlyDiamond.com)

iShopNoMarkup.com owns 500,00 shares of JewelryEngine.com, Inc., (lAndOnlyDiamond.com). iShopNoMarkup.com has provided JewelryEngine.com a loan of $50,000. JewelryEngine.com has filed a private placement to raise up to $ 1,000,000 in equity capital at a price of 50 cents per share. The site offers diamonds from 3rd party suppliers and plans on expanding to offer all kinds of jewelry, including gold, silver and watches.

Currently, web site technical development has been mostly finished and JewelryEngine plans on upgrading the look and feel of the site in the next 6 months. JewelryEngine also plans to add link categories for other jewelry in the next twelve months and conduct transactions on its web site. The site plans on spending advertising money to generate traffic and then offer low prices on jewelry to attract customers.

iShopNoMarkup.com also offers jewelry on its web site at no markup. JewelryEngine, however, will be specializing in jewelry only and expects to offer a wider selection of products. In the future the two sites may interchange parts of their database of products, for example, iShopNoMarkup.com may offer watches from JewelryEngine.com to its mall purchasing customers as an additional category and may also offer other jewelry categories.

At management's discretion iShopNoMarkup may conduct additional or future transactions with the companies above.

 * iShopNoMarkup.com plans on developing its business in the next l2 months by:

Developing a program where the public can own their own shopping mall on the Internet and then iShopNoMarkup.com would sell these malls at a minimum price of $495 each for a minimum number of products and categories.

iShopNoMarkup.com also plans to develop a program for iShopNoMarkup.com to become the shopping channel for other web sites that currently offer no shopping or limited shopping, enabling other web sites to offer some or all of the same products that iShopNoMarkup.com carries. These programs are currently under development.

iShopNoMarkup.com plans on generating revenues as well through collecting maintenance fees for the malls sold. The plan would include enabling the public individual and the business to offer the same capabilities that iShopNoMarkup has, without having to make a multi-million dollar investment, and to expand traffic on the site by having businesses and the public promoting sales on the site as a result of their ability to affiliate with iShopNoMarkup has to sell products.

iShopNoMarkup plans on hiring up to 50 employees in the next 12 months and use outsourcing services as necessary. Depending on the response and traffic created on the web site through iShopNoMarkup and mall affiliate marketing (business and consumer), and the use of outsourcing service, the number of employees may increase or decrease from the above number.

iShopNoMarkup plans on generating revenue as it markets its services and products by selling the entry level malls for $ 495 and also offer upgrades at higher prices. These prices are not definitive at this time and are subject to change depending on the costs to the Company as the program develops further.
                                                                       Page 16
iShopNoMarkup plans on spending advertising and marketing dollars to market and sell the shopping mall program. It is anticipated that iShopNoMarkup will generate revenue by:

	* Sale of the anticipated $ 495 basic entry level mall; and

	* Sale of upgrades of the internet mall, ranging possibly as high as tens or hundreds of thousands of dollars for a complete mall with a large number of products

	*Monthly maintenance fees (anticipated $ 49.95 and up depending on the number of product updates and work required).

	* Generating transaction fees through traffic generated by promotions from malls sold to the public.

	* Generating transactions fees through traffic generated by promotions from other web sites who use iShopNoMarkup as their mall for sales of products (Such as information sites). iShopNoMarkup will also conduct its own advertising campaigns directly to generate revenues, transaction fees, advertising revenues from increased traffic and other income sources as mentioned in this section.

	* Advertising fees for advertising on the iShopNoMarkup web site. As traffic increases premium banner ad placements can generate higher income as well as other on-line advertising (Banners, Buttons, e Mails)

	* A small shipping markup (when available).

	* As iShopNoMarkup traffic increases iShopNoMarkup expects to build up a list of clients that are interested in specific products and services. These are called opt-in lists. An Opt-in list is a list of users who request to receive e mails about certain products or services. iShopNoMarkup plans on charging advertisers up to 25 cents per e-mail sent to an opt-in list which is expected to be highly targeted advertising.

	* iShopNoMarkup expects to generate revenue by accruing interest on the float. The float is the money that iShopNoMarkup collects for its suppliers and keeps on deposit until the end of the month, when checks are disbursed to suppliers. For example a merchant can sell a TV for $1000 and iShopNoMarkup generates $1.50 transaction fee, but the Company also collects interest on the $ 1000 for as long as it is in iShopNoMarkup's account.

	* iShopNoMarkup plans on earning discounts for volume of sales from suppliers. Some can provide a 2% to 4% discount when certain volumes or products are sold.

	* The Company also may earn income on design, programming and e-commerce work performed for its business and consumer clients that purchase malls, to further personalize their internet mall and provide additional capabilities. These services may be sub-contracted.

Currently the site is upgrading its shopping cart software to enable better transaction reporting capability. The Company will further need to develop the software to also enable consumers and businesses to use iShopNoMarkup's capabilities on an audited system with full reporting capability.

The Headquarters offices of the Company are located at 683 Middle Neck Rd., Great Neck. NY 11023. The building is owned by the CEO of iShopNoMarkup, Mr. Mike Yeroushalmi.
                                                                       Page 17

The hosting service for the web site is located in New Jersey where the host computer is located, however, the Company's computers are located at its 683 Middle Neck Rd. Headquarters.

The Company currently has about 1.8 million products. The company has developed a marketing plan geared to suppliers that has enabled it to acquire products for sale on its web site. The Company plans to further market its program to suppliers as its technical capability increases so that it can handle all the suppliers' databases as they arrive.

The Company plans on hiring staff for the following areas as the Company expands:

Executive, Communications, Dissemination, Treasury, Technical, Qualifications, and Public Divisions

	* Acquisitions and alliances: The Company does not plan on acquiring any other companies currently. The Company, however, does plan on forming alliances with other web sites to become their shopping channel.

Part of the Company's marketing plan will be geared toward forming alliances with hundreds and eventually thousands of web sites to have iShopNoMarkup become their shopping channel, These plans are in development currently and the Company plans to launch the program in the next 12 months.

The Company believes that by becoming the shopping channel for other web sites it will be able to increase the number of transactions significantly on its web site and increase revenues.

In the future, if opportunities present themselves for acquisitions that help the Company's business, the Company at management's discretion may engage in acquisition negotiations.

A failure to service customers could have a drastic effect on our business.

We may fall short of our target response time for customer shipment. Success in e-commerce is dependent on this requirement. We are actually dependent on suppliers to ship directly for us. We are not carrying any inventory. Their reaction time is critical to our operation. Sub-optimal customer service would damage our reputation and lead customers to transfer their business to other sources. On any given day, a surge of activity or failure of our suppliers to ship promptly could cause us to fail to provide adequate customer service. There can be no assurance that we will be able to serve our customers adequately, and the failure to do so could have a material adverse effect on our business, financial condition, and operating results. iShopNoMarkup will monitor suppliers for on time shipping and will drop out of the system consistent non-performers.

Time Line for Web Site Development

Our current web site offers approximately 800,000 products for sale to consumers from various manufacturers. We anticipate conducting mass e-mails and other marketing programs to potential consumers to generate sales.

We believe that if the maximum offering is sold, then the proceeds of this offering will be sufficient to fund our initial marketing plan, capital expenditure and working capital needs for the next twelve months. We may commence additional private or public offerings of our securities to raise additional funds necessary for our expansion.

We intend to offer millions of products direct from the suppliers to a world wide base of consumers at no mark up. This will enable us to provide low retail prices.
                                                                       Page 18

Traditional Sales Model versus the Company's Sales Model

The traditional retail model for selling products involves a manufacturer who sells to a distributor, who in turn marks up the product and sells to the wholesaler, who marks up the product and sells to the retailer, who marks up the product and sells to the consumer. Through this traditional sales model the product price can be marked up before reaching the consumer.

Our competitors include Amazon.com, Buy.com, Elgrande.com, CDnow.com and other internet retailers. Amazon.com and Buy.com, both public companies, have not turned a profit since their inception.

Value America, another website discounter, invested millions of dollars in a no inventory plan. They filed Chapter 11 bankruptcy.

The Following is a comparison to the biggest discount providers on the internet (and not to the big markup retailers because their prices will be to high to be considered competition):

                   MUSIC CD'S                                   AUTOMOTIVES:
                   James Brown's  VIDEOS:   BOOKS               Sony CD
                   All Time       The 13TH  Act! 4   DVDs:      Changer Model#
                   Greatest Hits  Floor     Bible    Matrix      cdx-606
                   -------------  --------  ------   ------     --------------
IshopNoMarkup.com $12.89          $6.14     $26.24   $13.83     $178.12
Borders.com       $13.58                    $31.99
Amazon.com        $13.99          $12.95    $31.99   $17.49
CDNow.com         $13.49          $11.96    $19.98
Shop@aol800.com                   $12.45
Barnes&Nobles.com                           $39.99
Powell's books.com                          $39.99
Express.com                                          $17.49
Discount Car Stereo.com                                         $239.00
CircuitCity.com                                                 $219.95
Sound Distributors.com                                          $235.00

Note: Each item was compared to three competitors in that category. The empty spaces are due to the other sites not having the product for comparison.

IShopNoMarkup.com's prices include the $1.50 transaction fee that is charged on every item. Ishop has been lower in prices in most comparison, but not 100% of the times.

All Comparison's are correct as of August 22, 2000.

Employees

As of September 30, 2000, we had 15 employees. We intend to use a portion of the proceeds of this offering to pay salaries to employees, including our officers. We intend to hire up to thirty additional employees in the two months following close of this offering.


                             Principal Shareholders

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2000, by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Act of 1934 who is known by us to own beneficially 5%
                                                                       Page 19
or more of the common stock, (ii) each of our directors, and (iii) all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting power and investment power with respect to such shares. The total number of common shares authorized is 200,000,000 shares, each of which has $.001 par value. 111,832,544 common shares and no preferred shares have been issued and are outstanding. The chart below lists the stock options which may be exercised in the next 60 days.

                                Common                     Common
                    Preferred   Shares Beneficially        Shares Beneficially
                    Stock       Owned Prior to Offering    Owned after Offering
                                -----------------------    -------------------
Name of Owner       Number       Number     Percent        Number      Percent
-------------       ---------   ---------   -----------    --------    -------

Anthony Knight                  50,500,000     45%          50,500,000   43%

Yousef Neissani                 45,500,000     41%          45,500,000   39%

Moussa Yeroushalmi              11,306,662     10%          11,306,646   10%

All Officers and
Directors as a
Grou[                          107,306,662     96%         108,306,662   92%

The above table reflects a transaction which occurred on November 6, 2000, wherein Mr. Niessani transferred 5,000,000 shares to Mr. Yeroushalmi.


                                  Management

There are currently three (3) occupied seats on the Board of Directors. The following table sets forth information with respect to the directors and executive officers.

	                                                              DATE SERVICE
	NAME                     AGE            OFFICE                COMMENCED
	Anthony Knight           33     Chairman of the Board         8/20/99
	Moussa Yeroushalmi       45     Chief Executive Officer,      10/15/99
	                                President
	Yousef Neissani          47     Chief Financial Officer &     8/20/99
	                                Vice Chairman to the Board
	                                of Directors

All directors will hold office until the next annual stockholder's meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Our officers serve at the discretion of the Board of Directors.

The Officers and Directors are set forth below.

Anthony Knight - Chairman of the Board and Director of Policy & Programming

Anthony Knight is the Chairman of the Executive Board of iShopNoMarkup.com, Inc. He is also the CEO of C1Line. corn, Inc., a Business to Business and Business to Consumer Internet Company specializing in construction on line. Further, Mr.
                                                                       Page 20

Knight is serving as the Chairman of the Executive Board of Itechinternet.com, Inc. and CEO of E-Z Pro.com, Inc. He has previously worked at Lehman Brothers, holds a BA in economics and a 4th degree Black belt from the US Olympic team coach.

Mr. Knight is also a principal shareholder of Knight Mitchell International Business Corp. which engages in business, financial and management consulting for venture stage, private stage and public companies.

He is also a partner and officer of First Western International Business Corp. which specializes in international project finance facilitation.

For the past five years Mr. Knight has been involved in consulting, venture stage, private and public companies and management if internet companies and has also managed and operated the Y.H. Park Tae Kwon D School chain and the Studio One Karate School.

Mr. Knight has received commendations from US & State Senators, New York's Gavernor Pataki, NY DA Brown, City Council and Assembly members, and has been repeatedly featured in Newsday and other newspapers and national magazines for his charity works.

Moussa Yeroushalmi - Chief Executive Officer, President and VP of Quality
Control

Moussa YeroushAlmi is the Chief Executive Officer of iShopNoMarkup.com, Inc. Mr. Yeroushalmi is also the Chairman of ClLine.com, a startup business to business and business to consumer internet web site that links contractors with construction jobs, sub-contractors, equipment, insurance, bonding and online bidding for residential, commercial and municipal jobs.

Mr. Yeroushalmi has an honorary degree from MIT in Civil Engineering for his design and publication of pre-fabricated vertical joints and he has also received a Masters Degree in Civil Engineering from Drexel University and a Bachelor of Sciences in Civil Engineering from Villanova University.

Mr. Yeroushalmi has been a structural design supervisor at Bachtel Corp. for the world's largest nuclear project, at that time. He later became project manager and supervisor of several other nuclear power plants including Stone and Webster, Bergen Patterson Power Plant Ca. and Ebasco Power Carp. For the past five years Mr. Yeroushalmi waan employee of Yeroush Corporation where he served as president and senior project manager of this construction company. Mr. Yeroushalmi has built, owned and has been a participant in corporations that control over 400 shopping centers, medical centers, office buildings, apartment buildings as well as 175 homes, libraries, colleges schools and a host of other municipal projects.

Mr. Yeroushalmi has successfully negotiated multi-million dollar contracts with the Marathon Administration in Washington, D.C., New York School Authority, Health and Hospitals of the State of New York, The Dormitory Authority and The Housing Authority.

Yousef Neissani - Chief Financial Officer

YousefNeissani is the CFO of iShopNoMarkup.com, Inc. and ClLine.com, Inc. For the past 14 years Mr. Neissani has developed a national distributorship, wholesale and retail operation, servicing many states across the US from warehouses in New York and Connecticut.

For the past five years Mr. Neissani has been serving as the CEO of Ultimate Sound and Security, Inc. an auto electronic distributor based in Queens, New York, carrying tens of thousands of products from many brand name manufacturers. As such Mr. Neissani has forged invaluable relationships with manufacturers that do regular business with USS. He also imports products that are manufactured under the USS brand name. Mr. Neissani has B.S. in Math, specializing in computer science and brings a wealth of knowledge and experience in merchandising to iShop.
                                                                       Page 21

Ian Noakes is the director of the Company's operations and offices in Australia, Hong Kong and Singapore. Mr. Noakes has been successfully involved in Project Management with multinational companies. His responsibilities included Country Management roles subsidiaries of multinational companies.

Mr. Noakes has helped successfully grow profitable businesses in the Australian telecomm sector, including businesses that now have over 70% of the Australian telecomm equipment sales market with current volume exceeding 80 million dollars via a major Australian manufacturer and business partner.

Mr. Noakes is the regional director of the Singapore based Concentric Asia Pacific and has been involved with the company since 1993. He has been a managing director at Gruntfo Pumps, Director of Sales and Marketing development of West Pharmaceuticals and Cooper Industries, both based in Singapore. Mr. Noakes holds a bachelor of Mechanical Engineering from Sydney University and has worked for multinational corporations in executive capacities in Jakarta, Indonesia, Hong Kong and Japan. Mr. Noakes speaks fluent Japanese.

Advisory Board

Michael A. Gumport - Member of Advisory Board

Mr. Gumport provided advisory sewices to the Company during its formative stage in late 1999, and he served as a Director from January until mid 2000. Mr. Gumport has been instrumental in numerous financings as a CFO, director, and analyst. Mr. Gumport currently serves as Chief Financial Officer of Clear Logic, Inc., a fabless semiconductor company. Previously, Mr. Gumport was Chief Financial Officer and Director of eMagin Corp. (then known as FED CORP.) eMagin is a Kodak licensee and venture phase leader in opto-electronics. Mr. Gumport also serves as a Director of Sage, Inc. Sage is a leader in flat panel display interface chip technology. From 1990 through late 1998, Mr. Gumport served at Lehman Brothers where he became Senior VP and Senior Analyst responsible for coverage of the semiconductor industry. Mr. Guinport was ranked by Institutional Investor magazine among the top semiconductor analysts from 1984 to 1994 and was ranked #1 by the Wall Street Journal for earnings accuracy in 1997.

Mr. Gumport received his MBA from Columbia Business School in 1976 and his BA from Amherst College in 1973.

There is no contractual agreement between the company and Mr. Gumport. However, Mr. Gumport is available for advice to the company.

Executive Compensation

The following table sets forth the compensation paid to our officers and directors since inception through September 30, 2000.

Name                 Capacities in Which                   Value of
                     Remuneration was          Salary       Stock Compensation
                     Received
---------------------------------------------------------------------------
Anthony Knight       Chairman of the Board     $90,426     $50,500
                     and Director of Policy
                     & Programming
Moussa Yeroushalmi   Chief Executive Officer   $50,750     $32,660
Yousef Neissani      Chief Financial Officer   $62,500     $ -0-
                                                                       Page 22

Members of the Board of Directors receive no cash compensation for their services to us as directors, but are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. Outside directors may receive a nominal salary in the future.

Employment Agreements

We have entered into written employment agreements with our officers and key employees which set forth the terms and conditions of their employment. All employment agreements provide that the executive officers may resign at any time, and that we may terminate the officer or employee at any time.

Stock Options

1999 Stock Option Plan
----------------------
We have adopted a 1999 Stock Option Plan which provides for the issuance of options to purchase up to 5,000,000 shares of common stock. The purposes of the plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business. The plan is administered by the Board of Directors or a compensation committee consisting of two or more non-employee directors, if appointed. At its discretion, the committee may determine the persons to whom options may be granted and the terms thereof. In addition, the committee may interpret the plan and may adopt, amend and rescind rules and regulations for the administration of the plan. As of September 30, 2000, 5,000,000 options to purchase shares of common stock had been granted under the plan.
                                                                       Page 23

The chart below lists the stock options which may be exercised in the next 60 days.

Name                          Number      Option Price    Date Exercisable
----                        ----------    ------------    ----------------
Harriet VamVouris               4,000       $.50          Currently
Moussa Yeroushalmi          3,300,000       $.50          Currently
Jackline Yeroushalmi          200,000       $.50          Currently
Jasmine Yeroushalmi           200,000       $.50          Currently
Peter Moalem                  151,543       $.50          Currently
Ian Noakes (DTL Resources)    100,000       $.50          Currently
My Renovations Corp.           93,700       $.50          Currently
Peter Moalem                  100,000       $.50          Currently
Farzaneh Yeroushalmi          209,474       $.50          Currently
Nasir Sharifi                  50,000       $.50          06/30/01
Nasir Sharifi                   2,500       $.50          07/25/02
Bradford Hill                  50,000       $.50          09/21/01
David Nick DiLucia            150,000       $.50          09/21/01
Vito Marrone                  150,000       $.50          09/21/01
Warren Weiss                   40,000       $.50          09/21/01
Mona Sharaf                     3,288       $.50          12/22/01
Radni Davoodi                  13,995       $.50          01/17/02
Ron Abrahams                    1,000       $.50          01/17/02
Bart Colangeli                120,000       $.50          06/30/02
Danny & David Meyezadeh         3,500       $.50          06/30/02
George Mason                    1,000       $.50          06/30/02
Jack Eisakharian                1,000       $.50          06/30/02
Alejandro Raigosa               2,500       $.50          07/25/02
Ashoo Singla                    2,500       $.50          07/25/02
Bart Colangeli                  2,500       $.50          07/25/02
Danielle Femine                 2,500       $.50          07/25/02
Fabio Signorile                 2,500       $.50          07/25/02
Gale Stephens                   2,500       $.50          07/25/02
George Mason                    2,500       $.50          07/25/02
Harriet Vamvouris               2,500       $.50          07/25/02
Jack Eisakharian                2,500       $.50          07/25/02
Jake Deloya                     2,500       $.50          07/25/02
James Francois                  2,500       $.50          07/25/02
Jesus Garcia                    2,500       $.50          07/25/02
John Ramagosa                   2,500       $.50          07/25/02
Ligia Gabriela Fonseca          2,500       $.50          07/25/02
Mashieh Kamyar                  2,500       $.50          07/25/02
Michael Winterstein             2,500       $.50          07/25/02
Mona Sharaf                     2,500       $.50          07/25/02
Nils Escobar                    2,500       $.50          07/25/02
Pauline Williams                2,500       $.50          07/25/02
Radni Davoodi                   2,500       $.50          07/25/02
Richard Romero                  2,500       $.50          07/25/02
Stella Aghravi                  2,500       $.50          07/25/02
                           ------------
                            5,000,000

The non-employees Farzaneh Yeroushalmi, Jackline Yeroushalmi and Jasmine Yeroushalmi are relatives of Moussa Yeroushalmi. The options listed under their names were originally owned by Moussa Yeroushalmi who transferred it to them without any further consideration.
                                                                       Page 24

Directors' Compensation

Our Board of Directors presently consists of three members. The Board of Directors may be expanded in the future.

Indemnification of Officers and Directors

Under Nevada Corporation Law and the Company's Articles of Incorporation, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or
(vi) approval of an unlawful dividend, distribution, stock repurchase, or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders' rights (through stockholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (vi) above. This provision does not limit nor eliminate our rights or any stockholder's rights to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Articles of Incorporation provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada Corporations Code grants corporations the right to indemnify their directors, officers, employees, and agents in accordance with applicable law. Our bylaws provide for indemnification of such persons to the full extent allowable under applicable law. These provisions will not alter the liability of the directors under federal securities laws.

We intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our right, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such case.

As is permitted by, and subject to certain limitations stated in, the Nevada Corporations Code, our bylaws give our Board of Directors the power to adopt, amend, or repeal our bylaws. Our shareholders entitled to vote have concurrent power to adopt, amend, or repeal our bylaws.

Directors and Officers Insurance

All officers and directors have directors and officers("D & 0") liability insurance.


                             Certain Transactions

Big Y Alarm and Security, Inc., d/b/a USS Distributors, 100% owned by a family member of Mr. Neissani intends to include its products on the Company's web site. Mr. Yousef Neissani is an officer and shareholder of iShopNoMarkup.com, Inc. The Big Y Alarm products will be offered on our web site on the same terms as described on our letter of intent which is also signed by other product manufacturers.

We have a business relationship with Web Pro Presentations, which performs multi media and web design production on our behalf. Coleen Brockup, is the spouse to Scott Brockup, who served the Company as VP/Sales and Marketing. Coleen owns web Pro Presentations. Scott Brockup's employment was terminated on June 16, 2000. Therefore any subsequent business relationship will be an arm's length transaction.

On Dec. 1, 1999 we agreed to retain Knight Mitchell International, Inc. (KMIBC) for consulting purposes for the duration of one year, Some of Ishop directors and shareholders hold controlling interest in KMIBC, a privately held company. At the discretion and request of the upper management KMIBC performs business and financial consulting services for us at the rate of $400 per hour for work performed with no minimum charges.. These services help to develop our corporate structuring, training the staff in marketing research and promotion and establishment of strategic alliances between us and our suppliers and other companies. Knight Mitchell International Business Corporation owns a 50% interest in First Western International Business Corporation. which is engaged in international trade commerce and project finance and from time to time, may be used to assist us. To date iShopNoMarkUp.com, inc. has not performed any transaction with First Western International.

In Dec. 10, 1999 iShopNoMarkUp.com, Inc. acquired 49% interest in C1Line.com, Inc. by issuing 2,000,000 shares of common stock at the then market price of $0.19 per share in exchange for 10,290,000 shares of C1Line issued at par value of $.001. Subsequently, in July 2000, much of the stock owned by iShopNoMarkUp.com, Inc. was distributed to all the stockholders of iShopNoMarkUp.com, Inc. Currently, we are holding 1,029,000 shares of C1Line.com, Inc which represents 5% of the total outstanding shares. Moussa Yeroushalmi, Anthony Knight and Yousef Neissani, who serve as our directors also serve ClLine.com as its President, Director of Planning and Programming and Vice President, respectively.


                          Descriptions of Securities

All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable Nevada law and to the provisions of our articles of incorporation and bylaws. We have filed copies of these documents as exhibits to the registration statement related to this prospectus. We are authorized to issue 200,000,000 common shares, at $.001 par value per share and 20,000,000 shares of preferred stock. As of the date of this prospectus there are 111,832,544 common shares and zero preferred shares
                                                                       Page 26
issued and outstanding. After giving efFect to the maximum offering, there will be 116,832,544 common shares and zero preferred shares issued and outstanding.

We have a stock option plan in which an aggregate of 5,000,000 common shares have been reserved for issuance. Options to purchase 5,000,000 shares have been granted under the plan as of September 30, 2000. We do not have any written plan for stock purchase warrants, or stock bonuses plan. At the discretion of the Board of Directors we may compensate our employees, and! or consultants in the form of stock certificates. To date, we have issued 1,085,748 shares to our employees and consultants for services performed excluding 50,500,000 which were issued to Mr. Anthony Knight at the time of incorporation..

Common Stock

We are authorized to issue 200,000,000 shares of common stock, $.001 par value per share, of which 118,832,543 shares are issued and outstanding. Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors out of funds available for that purpose, subject to any priority as to dividends for preferred stock that may be outstanding.

You have the voting rights for your shares. You and all other holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. You have cumulative voting rights with respect to the election of directors, with the result that your vote will allow you a proportionate representation on the Board of Directors.

You have dividend rights for your shares. You and all other holders of common stock are entitled to receive dividends and other distributions when, as and if declared by the Board of Directors out of funds legally available, based upon the percentage of our common stock you own. We will not pay dividends. You should not expect to receive any dividends on shares in the near future. This investment may be inappropriate for you if you need dividend income from an investment in shares.

You have rights if we are liquidated. Upon our liquidation, dissolution or winding up of affairs, you and all other holders of our common stock will be entitled to share in the distribution of all assets remaining after payment of all debts, liabilities and expenses, and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding common stock are, and the common stock offered hereby, when issued in exchange for the consideration paid as set forth in this Prospectus, will be, fully paid and nonassessable. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of your shares.

You have no right to acquire shares of stock based upon the percentage of our common stock you own when we sell more shares of our stock to other people. This is because we do not provide our stockholders with preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares, result in a dilution of our percentage ownership that you hold.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock. No shares of preferred stock are presently issued and outstanding.

Our Articles of Incorporation provide that the designations, preferences, limitations, restrictions, and relative rights of the preferred stock, and variations in the relative rights and preferences as between different series, shall be established in accordance with the General Corporation Law of Nevada by the Board of Directors.
                                                                       Page 27

Except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holders of any such series shall have no voting power. Dividends are payable solely at the option of the Board of Directors, and there is no requirement that any dividend be declared or paid with respect to any class of stock.


                        Shares Eligible for Future Sale

Upon completion of this offering, we will have 116,832,544 shares issued and outstanding, assuming all the shares offered herein are sold. The common stock sold in this offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an "affiliate" who will be subject to the resale limitations of Rule 144 promulgated under the Act.

There will be approximately 111,832,544 shares outstanding that are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.

The common stock owned by insiders, officers and directors are deemed "restricted securities" as that term is defined under the Securities Act and in the future may be sold under Rule 144, which provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three (3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of our issued and outstanding common stock or (b) the average weekly trading volume of the common stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of common stock without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two (2) year holding period. Additionally, common stock underlying employee stock options granted, to the extent vested and exercised, may be resold beginning on the ninety-first day after the Effective Date of a Prospectus, or Offering Memorandum pursuant to Rule 701 promulgated under the Securities Act.

As of the date hereof and upon completion of the offering, approximately 101,958,070 of our common stock (other than those which are qualified by the SEC in connection with this offering) are available for sale under Rule 144. Future sales under Rule 144 may have an adverse effect on the market price of the Common stock.

Under Rule 701 ~f the Securities Act, persons who purchase shares upon exercise of options granted prior to the date of this prospectus are entitled to sell such common stock after the 90th day following the date of this Prospectus in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. Affiliates are subject to all Rule 144 restrictions after this 90-day period, but without a holding period.

There has been no public market for our common stock. With a relatively minimal public float and without a professional underwriter, there is no guarantee that an active and liquid public trading market, as that term is commonly understood, will develop, or if developed that it will be sustained, and accordingly, an investment in our common stock should be considered highly illiquid. Although we believe a public market will be established in the future, there can be no assurance that a public market for the common stock will develop. If a public market for the common stock does develop at a future time, sales by shareholders of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and could impair our future ability to raise capital through the sale of our equity securities.
                                                                       Page 28

                            Available Information

We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 relating to the common stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to us, the common stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved.

The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company. The address of such site is http://www.sec.gov.

We intend to furnish to our shareowners annual reports containing audited consolidated financial statements certified by independent public accountants for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

We will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Any such request shall be directed to Moussa Yeroushalmi, President of iShopNoMarkup.com, Inc., 683 Middle Neck Road, Great Neck, NY 11021, Tel. (516) 487-5444.

Within five days of our receipt of a subscription agreement accompanied by a check for the purchase price, we will send by first class mail a written confirmation to notify the subscriber of the extent, if any, to which such subscription has been accepted. We reserve the right to reject orders for the purchase of shares in whole or in part. Upon acceptance of each subscriber, we will promptly provide our stock transfer agent the information to issue shares.

You can also call or write us at any time with any questions you may have. We would be pleased to speak with you about any aspect of this offering.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements for various reasons, including those in the "Risk Factors" section beginning on page 8. Therefore, you should not place undue reliance upon these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

                                Dividend Policy

We have never declared or paid cash dividends on our common stock and anticipate that all future earnings will be retained for development of our business. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, future earnings, capital requirements, the financial condition of the Company and general business conditions.


                             Stock Transfer Agent

Our transfer agent and registrar of the common stock is HSBC Bank USA, Issuer Service, 140 Broadway, Level A, New York, New York 10005.


                                    Experts

Our consolidated financial statements as of date of inception, August 20, 1999 and for the year ending March 31, 2000 have been audited by Merdinger, Fruchter, Rosen, & Corso, P.C., 888 Seventh Avenue, New York, N.Y.10106, independent auditors, as set forth in their report included herein also containing the unaudited statements for the quarter ending September 30, 2000 and incorporated herein by reference. Such financial statements have been included in reliance upon such report given upon their authority as experts in accounting and auditing.

                                 Legal Matters

On July 6, 2000, James Smith, an employee sued us in Nassau County alleging wrongful termination. We entered a counterclaim against this employee, seeking damages in excess of $1,000,000, for breaching the terms of his employment agreement. In the opinion of management the lawsuit of James Smith vs. iShopNomarkUp.com, Inc is considered void due to the fact that Mr. James Smith defaulted by not responding to the counter claim filed against him for breaching the terms of his employment agreements.

The company's former web-hosting company WebXess has submitted invoices in the amount of $13k. The company had agreed to pay WebXess. However, the company has not been able to verify and substantiate the charges yet. Therefore, the company will not pay any amounts owed until after they are substantiated. Meanwhile WebXess has threatened litigation for a total amount of $16,575 and attorney s fees.

iShopNoMarkUp.com through E-ZPro, originally a 100% owned division of iShopNoMarkup.com had previously been awarded a procurement contract estimated at $100,000,000 with Festo Corporation. Approximately $ 35,000,000 in bidding volume was submitted to E-ZPro for procurement. E-ZPro conducted manual bidding and was able to price 5 out of 9 projects for Festo.)

Subsequent to this Festo terminated its Purchase Order with iShopNoMarkup.com. iShopNoMarkup.com has prepared a $7,000,000 lawsuit against Festo Corp. for this termination, and is alleging involvement of some Festo employees with iShopNoMarkup.com employees resulting in the loss of the contract, but has not yet filed for arbitration. At its discretion, iShopNoMarkup.com may enter suit at anytime against Festo Corp. subsequent to the date of this Prospectus.

Recent Development: After an electrical fire which was caused by faulty electrical socket in the company's Garden City office space, iShopNoMarkUp.com management discovered that the office space which was subleased from North Fork Bank was not upgraded for fire safety standard by the landlord. Breach of this contract is in it's discovery stage. Subsequent to this discovery Management decided to vacate the space and relocate our headquarters to a new location for the safety of our employees. This may be cause for action against iShopNoMarkUp.com by the sub-lessor or contemplated action against the sublessor and the landlord by iShopNoMarkUp.com or both. The building in the current location is owned and managed by JFJ Realty, Inc. a privately held corporation owned by Mr. Moussa Yeroshalmi, the CEO of iShop.

There is no past, pending or, to our knowledge, threatened litigation or administrative action which has or is expected by our management to have a material effect upon our business, financial condition or operations, including any litigation or action involving our officers, directors, or other key personnel.

The Law Offices of Miles Garnett, Esq., 66 Wayne Avenue, Atlantic Beach, N.Y.11509, Tel. #(516) 371-4598, will pass upon certain legal matters relating to the offering.

                            ISHOPNOMARKUP.COM, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                             FINANCIAL STATEMENTS

                      MARCH 31, 2000 AND SEPTEMBER 30, 2000
                                                                       Page 32

<PAGE
                            ISHOPNOMARKUP.COM, INC.
                         (A Development Stage Company)

                            FINANCIAL STATEMENTS


                                 CONTENTS

                                                           PAGE

INDEPENDENT AUDITORS' REPORT                                 F1

BALANCE SHEET                                                F2

STATEMENT OF OPERATIONS                                      F3

STATEMENT OF STOCKHOLDERS' EQUITY                            F4-F7

STATEMENT OF CASH FLOWS                                      F8

NOTES TO FINANCIAL STATEMENTS                                F9-F16

INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS OF ISHOPNOMARKUP.COM, INC.:

We have audited the accompanying balance sheet of IShopNoMarkUp.com, Inc. (A Development Stage Company) as of March 31, 2000 and the related statements of operations, stockholders' equity and cash flows for the period from August 20, 1999 (inception) to March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IShopNoMarkUp.com, Inc. as of March 31, 2000 and the results of its operations and its cash flows for the period from August 20, 1999 (inception) to March 31, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has no established source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note2 to the financial statements, the Company has restated its March 31, 2000 financial statements to account for its investment in a certain affiliate pursuant to the cost method.


MERDINGER, FRUCHTER ROSEN & CORSO, P.C.
Certified Public Accountants

New York, New York
January 19, 2001
                                      -F1-
                                                                       Page 34

                            ISHOPNOMARKUP.COM, INC.
                         (A Development Stage Company)
                                BALANCE SHEET

                                                   September 30,  March 31,
                                                     2000          2000
                                                   -------------  ---------
  ASSETS                                           (Unaudited)
CURRENT ASSETS
  Cash and cash equivalents                        $    27,254   $    855,077
  Receivables from affiliates                          281,553        100,000
  Other receivables                                      4,362           -
  Prepaid and other current assets                      15,473         36,746
                                                   -----------    -----------
  Total current assets                                 328,642        991,823
Property and equipment, net                             71,000         52,502
Security deposits                                       49,322           -
Investments in affiliates                               43,229        380,000
Deferred compensation expense                          101,989           -
                                                   -----------   ------------
  Total assets                                     $   594,182   $  1,424,325
                                                   ===========   ============
  LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
  Accounts payable and accrued expenses            $    15,453   $     32,534
                                                   -----------   ------------
  Total liabilities                                     15,453         32,534
                                                   ===========   ============
COMMITMENTS AND CONTINGENCIES                             -              -

STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value;
   20,000,000 shares authorized, 0 shares issued          -              -
  Common stock, $0.001 par value;
   200,000,000 shares authorized,
   111,832,544 shares issued and outstanding           111,833        111,283
  Additional paid-in-capital                         5,153,733      2,316,073
  Deficit accumulated during
  The development stage                             (4,681,837)    (1,035,565)
  Treasury stock                                   (     5,000)          -
    Total stockholders' equity                         578,729      1,391,791
                                                   -----------   ------------
Total liabilities and stockholders' equity        $    594,182   $  1,424,325
                                                   ===========   ============

The accompanying notes are an integral part of these financial statements.
                                      -F2-
                                                                       Page 35

                            ISHOPNOMARKUP.COM, INC.
                         (A Development Stage Company)
                             STATEMENT OF OPERATIONS

                                                 August 20,     August 20,
                                      Six         1999            1999
                                  Months Ended  (Inception) to  (Inception) to
                                  September 30,  March 31,       September 30,
                                     2000         2000             2000
                                  ------------   -------------  --------------
                                   (Unaudited)                   (Unaudited)
Revenue                           $      5,000   $     -         $     5,000
Selling, general and
administrative expenses
(including stock-based
compensation of $2,212,360,
$251,740 and $2,464,100,
respectively)                        3,328,105     1,050,935       4,240,094
                                  ------------   -----------     -----------
                                     3,328,105     1,050,935       4,379,040
                                  ------------   -----------     -----------
Loss from operations before
interest income  and provision
for income taxes                    (3,323,105)   (1,050,935)     (4,374,040)

Interest income                         18,833        15,370          34,203

Provision for income taxes                -             -                -
                                  ------------   -----------     -----------
Net loss                          $ (3,304,272)  $(1,035,565)    $(4,339,837)
                                  ============   ===========     ===========
Loss per common share -
basic and diluted                  (      0.03)  $  (   0.01)    $(     0.04)
</TABLE

The accompanying notes are an integral part of these financial statements.

                                       - F3 -
                                                                       Page 36

                              ISHOPNOMARKUP.COM, INC.
                          (A Development Stage Company)
                         STATEMENT OF STOCKHOLDERS' EQUITY

                                                                               Deficit
                                                                             Accumulated
                                                               Additional       During
                                             Common Stock        Paid-in      Development     Treasury Stock
                                           ------------------   Capital          Stage      -----------------
                                           Share      Amount                                Shares      Amount       Total
                                          --------  ------- ------------  --------------   ------     ------     -----------
Balance, August 20, 1999 (inception)          -      $    -  $        -    $                   -       $          $         -
Issuance of common stock for services
- on October 8, 1999 at $0.001 per share  50,500,000  50,500          -               -         -           -          50,500
- on January 15, 2000 at $0.19 per share     171,895     172       32,488             -         -           -          32,660
- on February 15, 2000 at $0.19 per
   share                                     387,263     387       73,193             -         -           -          73,580
- on March 13, 2000 at $0.19 per share       500,000     500       94,500             -         -           -          95,000

Issuance of common stock for cash
- on August 27, 1999                       1,000,000   1,000        1,500             -         -           -           2,500
- on October 8, 1999                      50,343,425  50,343            -             -         -           -          50,343
- on October 11, 1999                        458,070     458       86,542             -         -           -          87,000
- on December 10, 1999                     1,159,681   1,160      219,182             -         -           -         220,342
- on December 12, 1999                        38,157      39        7,211             -         -           -           7,250
- on December 22, 1999                     1,438,458   1,439      271,872             -         -           -         273,311
- on December 23, 1999                        26,315      26        4,973             -         -           -           4,999
- on December 26, 1999                        33,333      33       24,966             -         -           -          24,999
- on December 30, 1999                        40,000      40        7,560             -         -           -           7,600
- on January 13, 2000                          7,333       7        5,493             -         -           -           5,500
- on January 15, 2000                        131,578     132       24,868             -         -           -          25,000
- on January 18, 2000                      1,820,717   1,821      344,123             -         -           -         345,944
- on February 2, 2000                        105,260     105       19,895             -         -           -          20,000
- on February 10, 2000                       115,260     115            -             -         -           -             115

The accompanying notes are integral part of these financial statements.
                                       - F4 -
                                                                       Page 37

                                ISHOPNOMARKUP.COM, INC.
                            (A Development Stage Company)
                          STATEMENT OF STOCKHOLDERS' EQUITY

                                                                               Deficit
                                                                             Accumulated
                                                               Additional       During
                                             Common Stock        Paid-in      Development     Treasury Stock
                                           ------------------   Capital          Stage      -----------------
                                           Share      Amount                                Shares      Amount       Total
                                           --------  ------- ------------  --------------   ------     ------     -----------
- on February 15, 2000                        78,947      79       14,921             -         -           -          15,000
- on February 18, 2000                       107,981     109       49,934             -         -           -          50,043
- on March 13, 2000                          592,120     592      428,778             -         -           -         429,370
- on March 31, 2000                          226,300     226      226,074             -         -           -         226,300

Issuance of common stock for 49%
  interest in C1 on December 10, 1999      2,000,000   2,000      378,000             -          -          -         380,000
Net loss                                           -       -            -   (1,035,565)          -          -      (1,035,565)
                                           --------  ------- ------------  --------------   ------     ------     -----------
Balance, March 31, 2000                  111,282,093 111,283    2,316,073   (1,035,565)          -          -       1,391,791

Issuance of common stock for services
- on April 4, 2000 at $1 per share            10,000      10        1,890            -           -          -           1,900
- on May 22, 2000 at $1 per share                550       1          549            -           -          -             550
- on May 18, 2000at $1 per share               7,500       7        7,493            -           -          -           7,500
- on June 14, 2000 at $1 per share             2,500       2        2,498            -           -          -           2,500
- on July 20, 2000 at $1 per share             1,040       1        1,039            -           -          -           1,040
- on July 20, 2000 at $1 per share             5,001       6        4,996            -           -          -           5,002

Issuance of common stock for cash
- on April 5, 2000                            30,000      30       29,970            -           -          -          30,000
- on April 12, 2000                           10,000      10        9,990            -           -          -          10,000
- on April 18, 2000                           20,000      20       19,980            -           -          -          20,000
- on April 22, 2000                           10,000      10        9,990            -           -          -          10,000

The accompanying notes are integral part of these financial statements.

                                       - F5 -
                                                                       Page 38

                             ISHOPNOMARKUP.COM, INC.
                         (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                                               Deficit
                                                                             Accumulated
                                                               Additional       During
                                             Common Stock        Paid-in      Development     Treasury Stock
                                           ------------------   Capital          Stage      -----------------
                                           Share      Amount                                Shares      Amount       Total
                                           --------  ------- ------------  --------------   ------     ------     -----------
- on April 24, 2000                        5,000           5        4,995             -         -           -           5,000
- on April 28, 2000                       10,000          10        9,990             -         -           -          10,000
- on May 3, 2000                           5,000           5        4,995             -         -           -           5,000
- on May 5, 2000                           5,000           5        4,995             -         -           -           5,000
- on May 8, 2000                          15,000          15       14,985             -         -           -          15,000
- on May 9, 2000                           5,000           5        4,995             -         -           -           5,000
- on May 10, 2000                         20,000          20       19,980             -         -           -          20,000
- on May 11, 2000                         20,000          20       19,980             -         -           -          20,000
- on May 15, 2000                          5,000           5        4,995             -         -           -           5,000
- on May 18, 2000                          5,000           5        4,995             -         -           -           5,000
- on May 24, 2000                         20,100          20       20,080             -         -           -          20,100
- on May 26, 2000                         38,500          38       38,462             -         -           -          38,500
- on May 31, 2000                          5,000           5        4,995             -         -           -           5,000
- on June 6, 2000                         10,000          10        9,990             -         -           -          10,000
- on June 8, 2000                          5,000           5        4,995             -         -           -           5,000
- on June 9, 2000                         10,000          10        9,990             -         -           -          10,000
- on June 22, 2000                         5,000           5        4,995             -         -           -           5,000
- on June 23, 2000                        35,000          35       34,965             -         -           -          35,000
- on June 23, 2000                         5,000           5        4,995             -         -           -           5,000
- on June 27, 2000                         5,000           5        4,995             -         -           -           5,000
- on June 30, 2000                        60,000          60       59,940             -         -           -          60,000
- on July 12, 2000                        10,000          10        9,990             -         -           -          10,000

The accompanying notes are integral part of these financial statements.

                                       - F6 -
                                                                       Page 39

                                ISHOPNOMARKUP.COM, INC.
                            (A Development Stage Company)
                          STATEMENT OF STOCKHOLDERS' EQUITY

                                                                               Deficit
                                                                             Accumulated
                                                               Additional       During
                                             Common Stock        Paid-in      Development     Treasury Stock
                                           ------------------   Capital          Stage      -----------------
                                           Share        Amount                                Shares      Amount       Total
                                           --------    ------- ------------  --------------   ------     ------     -----------
- on July 13, 2000                              65,000        65       64,935            -           -          -          65,000
- on July 14, 2000                              27,760        28       27,732            -           -          -          27,760
- on July 20, 2000                              37,500        37       37,463            -           -          -          37,500
- on July 25, 2000                              15,000        15       14,985            -           -          -          15,000
- on July 26, 2000                               5,000         5        4,995            -           -          -           5,000

Options issued as compensation                       -         -    2,295,858            -           -          -       2,295,858

Net loss (unaudited)                                 -         -            -    (3,304,272)         -          -     (3,304,272)
Purchase back of common stock on
 June 6, 2000 at $.01 per share                      -         -            -                     500,000    (5,000)  (    5,000)

Distribution of investment in affiliate
 to stockholders                                     -         -            -      (342,000)            -         -     (342,000)
                                            -----------  ------- ------------  --------------   ---------   ------     ----------
Balance, September 30, 2000                 111,832,544  $111,833$  5,153,733  $ (4,681,837)      500,000   $(5,000)   $ 578,729
                                            ===========  ======== ===========  =============    =========   ========   ==========

The accompanying notes are integral part of these financial statements.
                                       - F7 -
                                                                       Page 40

                            ISHOPNOMARKUP.COM, INC.
                         (A Development Stage Company)
                             STATEMENT OF CASH FLOWS

                                                                  August 20,        August 20,
                                                        Six         1999               1999
                                                     Months Ended  (Inception) to  (Inception) to
                                                     September 30,  March 31,       September 30,
                                                         2000         2000              2000
                                                     ------------   -------------  --------------
                                                      (Unaudited)                   (Unaudited)
CASH FLOWS FROM OPERATING
ACTIVITIES
  Net loss                                           $  (3,304,272) $( 1,035,565)     $(4,339,837)
  Adjustments to reconcile net   loss to
  Net cash provided (used) by operating activities:
    Depreciation and amortization                            8,006         4,798           12,804
    Stock-based compensation                             2,212,360       251,740        2,464,100
    Loss on abandonment of fixed assets                      7,244             -            7,244
    (Increase) Decrease in:
    Other receivables                                  (  185,915)  (   100,000)     (   285,915)
    Security deposits                                  (   49,322)            -      (    49,322)
    Prepaid expenses and other current assets              21,273        36,746)     (    15,473)
    (Decrease) Increase in:
    Accounts payable                                   (   17,082)       32,534           15,452
                                                       ----------    ----------     ------------
NET CASH USED IN OPERATING ACTIVITIES                  (1,307,708)  (   883,239)      (2,190,947)
                                                       ----------    ----------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment                  (    36,475)  (    57,300)      (   93,775)
  Investment                                         (      2,500)            -     (      2,500)
                                                       ----------    ----------     ------------
NET CASH (USED BY) PROVIDED BY INVESTING ACTIVITIES   (    38,975)  (    57,300)    (     96,275)
                                                       ----------    ----------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Issuance of common stock for cash                       523,860     1,795,616        2,319,476
  Purchase of treasury stock                         (      5,000)            -      (     5,000)
                                                       ----------    ----------     ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                 518,860     1,795,616        2,314,476
                                                       ----------    ----------     ------------
NET (DECREASE) INCREASE IN
  CASH AND CASH EQUIVALENTS                            (  827,823)      855,077           27,254

  CASH AND CASH EQUIVALENTS - Beginning of Period         855,077             -                -
                                                       ----------    ----------     ------------
CASH AND CASH EQUIVALENTS - End of Period            $     27,254    $  855,077     $     27,254
                                                     ============    ==========     ============

CASH PAID DURING THE PERIOD FOR:
  Interest Expense                                   $          -    $        -     $          -
                                                     ============    ==========     ============
  Income Taxes                                       $          -    $        -     $          -
                                                     ============    ==========     ============

The accompanying notes are an integral part of the financial statements.
                                       - F8 -
                                                                       Page 41

                            ISHOPNOMARKUP.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND SEPTEMBER 30, 2000



NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

Basis of Presentation and Nature of Operations
----------------------------------------------
Ishopnomarkup.com, Inc. ("Ishop" or the "Company"), is a Nevada corporation formed on August 20, 1999. The Company is currently a development-stage company under the provisions of the Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") NO. 7. The Company conducts its operations from offices located in Garden City, Long Island, New York.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue. This factor raises substantial doubt about the Company's ability to continue as a going concern. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

a) Raise additional working capital through a private placement. The private placement will be in the form of debt, equity or a convertible debenture.

b) Seek acquisitions for the company. Acquisitions will be operating companies in the e-commerce, internet or electronic industries.

Unaudited Financial Information
-------------------------------
In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly its financial position as of September 30, 2000 and the results of its operations and cash flows for the six months ended September 30, 2000. These statements are condensed and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The results of operations for the six months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year.

                                       - F9 -
                                                                       Page 42

                            ISHOPNOMARKUP.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Nature of Operations
--------------------
Ishop was formed for the purpose of developing a shopping mall on the Internet. Ishop will offer products through its website on the Internet and provide goods directly from the supplier, at no markup to the purchaser.
Ishop will generate revenues by charging a transaction fee and through advertising, and it will not carry an inventory. Ishop's initial phase of its business plan will focus on marketing of books, software, music, games and videos due to the proven popularity of these items on the Internet. It is anticipated that operating revenue will commence on or about the second quarter of the year 2000/2001.

Use of Estimates
----------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
-------------------------
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk
----------------------------
The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

Fair Value of Financial Instruments
-----------------------------------
The carrying value of cash and cash equivalents and accounts payable approximates fair value due to the relatively short maturity of these instruments.

Property and Equipment
----------------------
Property and equipment are recorded at cost. Repairs and maintenance costs are charged to operations as incurred. Depreciation is computed using straight-line methods calculated to amortize the cost of assets over their estimated useful lives, generally five to seven years. Upon retirement or other disposition of property and equipment, the cost and related depreciation will be removed from the accounts and the resulting gains or losses recorded.

                                       - F10 -
                                                                       Page 43

                            ISHOPNOMARKUP.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation
-------------------------
The Company has adopted the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations.

Organization Costs
------------------
In accordance with American Institutes of Certified Public Accountants' Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities", the Company expenses, as incurred, costs related to organizational and start-up activities.

Income Taxes
------------
Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes". Deferred income taxes, if any, are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end.

Investments
-----------
Investments in affiliates which are less than 20% are being carried on the cost basis.

Loss per share
--------------
The computation of basic earnings per share ("EPS") is computed by dividing income available to common stockholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect. Nominal issuance of stock is deemed to be outstanding for the entire period presented.

The shares used in the computation were as follows:
                                        March 31, 2000      September 30, 2000
Basic and Diluted                         111,832,544          111,832,544
                                        =============       =================
                                       - F11 -
                                                                       Page 44

                            ISHOPNOMARKUP.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income
--------------------
SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. At March 31, 2000 and for the period then ended, the Company had no such transactions.

NOTE 2 - RESTATEMENT

The Company has restated its financial statements for the period of inception to March 31, 2000 as a result of the following:

	The Company, as described in Note 3, will account for its investment in C1line.com, Inc. ("C1") pursuant to the cost method, rather than on a consolidated basis, as control of C1 decision making no longer is retained by the Company. The effect of the restatement is to eliminate goodwill of $287,000, reduce cash by $26,000, reduce property and equipment by $14,800, and reduce the net loss by $80,000.

NOTE 3 - CORPORATE ACQUISITIONS AND DISPOSITION

On December 10, 1999, Ishop acquired a 49% equity interest in C1 by issuing 2,000,000 shares of common stock at the then market price of $.19 per share, in exchange for 10,290,000 shares of C1, issued at par value of $.001. On July 28, 2000, the Company distributed 90% of its investment in C1 to the Company's stockholders. The carrying value in the financial statements has been reduced to $38,000. Since the ownership of the substantial portion of the investment was temporary, the investment has been accounted for pursuant to the cost method.

The Company also has investments in three other entities. All of these investments are less than 20% of the outstanding stock of the investee and are carried on the cost basis. The aggregate investment in these three affiliates at September 30, 2000 is $5,229.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:
                                        March 31, 2000     September 30, 2000
Equipment and Furniture                   $  46,654           $   79,681
Leasehold Improvements                       10,646                    -
                                          ---------           -----------
                                             57,300               79,681
Less:  Accumulated Depreciation              (4,798)               8,681
                                          ---------           -----------
                                          $  52,502           $   71,000
                                          =========           ===========

Depreciation expense for the year ended March 31, 2000 is $4,798, and for the six months ended September 30, 2000 is $8,006.

                                       -F12-
                                                                       Page 45

NOTE 5 -INCOME TAXES

The components of the provision for income taxes for the period from August 20, 1999 (inception) to March 31, 2000, are as follows:

Current Tax Expense
    U.S. Federal                                        $           -
    State                                                           -
                                                         -------------
Total Current                                                       -

Deferred Tax Expense
    U.S. Federal                                                    -
    State                                                           -
                                                         -------------
Total Deferred                                                      -

Total Tax Provision (Benefit) from
Continuing Operations                                   $           -
                                                         -------------

The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

Federal Income Tax Rate                                          34.0%
Effect of Valuation Allowance                                (   34.0)%
Effective Income Tax Rate                                         0.0%

At March 31, 2000, the Company had net carryforward losses of approximately $1,035,505. Because of the current uncertainty of realizing the benefits of the tax carryforward, a valuation allowance equal to the tax benefits for deferred taxes has been established. The full realization of the tax benefit associated with the carryforward depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of March 31, 2000 are as follows:

Deferred Tax Assets
 Loss Carryforwards                                           $    352,000

 Less:  Valuation Allowance                                    (   352,000)
                                                              -------------
 Net Deferred Tax Assets                                                 -
                                                              ==============

Net operating loss carryforwards expire in 2020.

                                       - F13 -
                                                                       Page 46

                            ISHOPNOMARKUP.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 6 - RELATED PARTY TRANSACTIONS

An officer, director and shareholder of the Company individually owns another company that includes its products on the Company's website. Such products will be marketed to the public at terms and conditions no different than other product vendors.

The Company has a contract with a consulting firm whereby another officer, director and shareholder of the Company is an owner of the consulting firm. This firm has primarily been retained to actively solicit additional vendors to bring products to the Company's website.

Certain web design production and multi-media production is performed by an entity owned by the spouse of the Company's VP/Sales and Marketing.

The Company has advanced funds to its affiliates, aggregating $281,553, including interest at 10%.

The Company leases office space to these entities at fair market rates.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company, effective April 2000, committed to a lease for all of its office space, through October 2002.

The following is a schedule by years of future minimum annual rental payments required under the lease.

		March 31, 2001	$   339,456
		March 31, 2002	$   350,064
		March 31, 2003	$   175,032

Rental expense was $22,800 for the year ended March 31, 2000, and $80,992 for the six months ended September 30, 2000 (see Note 5).

NOTE 8 - OPTIONS

The Company adopted an option plan "1999 Stock Option Plan" which provides for the issuance of options to purchase up to 5,000,000 shares of Common Stock. The plan was established to provide employee incentives.

                                       - F14 -
                                                                       Page 47

                            ISHOPNOMARKUP.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND SEPTEMBER 30, 2000

NOTE 8 - OPTIONS (Continued)

The Company uses the intrinsic value method (APB Opinion 25) to account for its stock options granted to officers, directors, and employees. Under this method, compensation expense is recorded over the vesting period based on the difference between the exercise price and quoted market price on the date the options are granted.

The Company has adopted only the disclosure provisions of SFAS 123 "Accounting for Stock-Based Compensation". At March 31, 2000, 1,558,283 options were granted (with an exercise price of $.50), none have been exercised. Stock options expire primarily in ten years from the date granted and vest over service periods that range from 11/2 to 10 years. The weighted average fair value of options granted during the period ended March 31, 2000 estimated on the date of grant using the Black-Sholes option-pricing model was $-0-. The fair value of these options granted is estimated on the date of grant using the following assumptions: expected volatility of 1%, risk-free interest rate of 6.0%, and an expected life of ten years.

During the six month period ended September 30, 2000, the Company granted options to purchase 4,591,717 shares of common stock, with an exercise price of $.50. The options vest over a period of 0 to 2 years. As the exercise price was less than the fair value of the common stock at the date of grant, compensation expense of $2,193,869 has been recorded in the financial statements. The estimated fair value of the options granted during the six month period ended September 30, 2000 was $.55 per option valued using the Black-Sholes option pricing model with the following assumption: Volatility of 0%, risk-free interest rate of 5.25%, and an expected life of two years.

Proforma loss and loss per share information, for the six month period ended September 30, 2000, if the provisions of SFAS 123 had been adopted, as follows:

		Loss as reported            $ (3,304,272)
                                        -------------
		Proforma loss               $ (3,522,558)
                              -------------
		Proforma loss per share     $ (     0.03)


	Stock option activity is summarized as follows:
                                                                    Weighted
                                                 Number of         Average
                                                 Shares         Exercise price
                                                 -----------    --------------
Stock option activity is summarized as follows:
Outstanding, at inception, August 20, 1999             -        $          -

Granted                                          1,558,283      $        0.50
                                                 ---------
Outstanding at March 31, 2000                    1,558,283      $        0.50
                                                 =========
Exercisable at March 31, 2000                            -
                                                 =========

                                       - F15 -
                                                                       Page 48

                            ISHOPNOMARKUP.COM, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                        MARCH 31, 2000 AND SEPTEMBER 30, 2000


NOTE 7 - OPTIONS (Continued)

Weighted average remaining life at March 31, 2000 is 9.5 years.



                                                            Weighted
                                       Number of            Average
                                       Shares            Exercise price
                                      -----------        --------------


Outstanding, April 1, 2000             1,558,283         $         0.50

Granted                                4,591,717         $         0.50
Cancelled                             (1,150,000)        $         0.50
                                      -----------        --------------

Outstanding, September 30, 2000        5,000,000         $         0.50
                                      -----------        --------------

Exercisable, September 30, 2000        4,358,717         $         0.50


Weighted average remaining life at September 30, 2000 is 4.75 years.

                                       - F16 -
                                                                       Page 49

                                    APPENDIX
No dealer, salesperson or any other person
 is authorized to give any information or
to make any representations in connection
with this Prospectus and, if given or made,
 such information or representations must
not be relied upon as having been authorized
 by us. This Prospectus does not constitute
an offer to sell or a solicitation of an        iShopNoMark up .com, Inc.
offer to buy any security other than the
securities offered by this Prospectus, or
an offer to sell or solicitation of an
offer to buy any securities by anyone in
any jurisdiction in which such offer or
solicitation is not authorized or is
unlawful. The delivery of this Prospectus
shall not, under any circumstances, create
any implication that the information herein
is correct as of any time subsequent to the
date of the Prospectus For Office Use Only:
---------------------------------------------
Until June 30, 2001 all dealers effecting
transactions in the registered securities,
whether or not participating in this
distribution, may be required to deliver a               5 000 000
prospectus. This is in addition to the              SHARES COMMON STOCK
obligation of dealers to deliver a prospectus   ($.001 par value per share)
when acting as underwriters and with respect
to their unsold allotments or subscriptions.
TABLE OF CONTENTS
Summary					5
Our Company					5
Management's Discussion and
Analysis of Financial
Condition and Plan of Operations	7
Risk Factors				8
Losses since our inception		8
Seasonal economic conditions		9
Revenues and results fluctuate	9
Need for additional capital		9
Control of the corporation		10
Failure to service customers		10
Use of Proceeds				10
Capitalization				11
Dilution					12
Business					14
Principal Shareholders			15
Management					17         ISHOPNOMARKUP.COM, INC.
Certain Transactions			21          683 Middle Neck Road
Description of Securities		22          Great Neck, NY 11021
Shares Eligible for Future Sale	23
Available Information			24
Dividend Policy				25
Stock Transfer Agent			25
Experts					25

   ___________,2001
Legal Matters				26
Index to Financial Statements		F-1
---------------------------------------
                                       -12-
                                                                       Page 50

Broker/Dealer Name & Address -------------------------------------------------
Investor: --------------------------------------------------------------------
Investor #: ------------------------------------------------------------------
                                  SUBSCRIPTION
                                   AGREEMENT
                                      For
                           I SHOP NO MARKUP.COM,INC.

                         Common Stock ($10.00 per share)

Persons interested in purchasing common stock of iShopNoMarkup.com, Inc.
Must complete and return this Subscription Agreement along with their check or Money order to:

iShopNoMarkup.com, Inc.
683 Middle Neck Road
Great Neck, NY 11021 ("the Issuer") ("the Company")

Subject only to acceptance hereof by the issuer, in is discretion, the undersigned hereby subscribes for the number of common shares and at the aggregate subscription price set forth below.

An accepted copy of this Agreement will be returned to the Subscriber as a receipt, and the physical stock certificates shall be delivered to each Investor within thirty (30) days of the Close of this offering.

     SECURITIES OFFERED - The Company and selling 5,000,000 shares ($.001 par value per share) at $10.00 per share.

     MINIMUM SUBSCRIPTION - In connection with this subscription the Undersigned hereby subscribes to the number of common shares shown in the following table.

           ALL SUBSCRIBERS - THE MINIMUM SUBSCRIPTION IS 250 SHARES.

          Number of Common Shares        =
                                            ----------------
          Multiply by Price of Shares    x  $10.00 per Share
                                            ----------------
          Aggregate Subscription Price   =  $
                                             ---------------

Check or money order shall be made payable to iShopNoMarkup.com, Inc. escrow account or by wire transfer as per instructions listed below.

Wiring Instructions:
-------------------
HSBC Bank
ABA #
Account No.
In the name of :iShopNoMarkup.com. Inc. escrow account

         In connection with this investment in the Company, I represent and warrant as follows:

a) Prior to tendering payment for the shares, I received a copy of and read your prospectus dated _________________,2000.

b) I am a bonafide resident of the state of_____________________

c) The Issuer and the other purchasers are relying on the truth and accuracy of the declarations, representations and warranties herein made by the undersigned. Accordingly, the foregoing representations and warranties and undertakings are made by the undersigned with the intent that they may be relied upon in determining his/her suitability as a purchaser. Investor agrees that such representations and warranties shall survive the acceptance of Investor as a purchaser, and Investor indemnifies and agrees to hold harmless, the Issuer and each other purchaser from and against all damages, claims, expenses, losses or actions resulting from the untruth of any of the warranties and representations contained in this Subscription Agreement.

Please register the shares which I am purchasing as follows:

Name:                                   Date:
      ------------------------------         ---------------------------
As (check one)
[ ] Individual          [ ] Tenants in Common         [ ] Existing Partnership
[ ] Joint Tenants       [ ] Corporation               [ ] Trust
[ ] Minor with adult                                  [ ] IRA
    custodian under the Uniform Gift to Minors Act

For the person(s) who will be registered shareholder(s):

------------------------------          ---------------------------------
Signature of Subscriber                   Residence Address

------------------------------          ---------------------------------
Name of Subscriber (Printed)              City or Town

------------------------------          ---------------------------------
Signature of co-Subscriber                State      Zip Code

------------------------------          ---------------------------------
Name of co-Subscriber (Printed)           Telephone

------------------------------          ---------------------------------
Subscriber Tax I.D. or                    Co-Subscriber Tax I.D. or
Social Security Number                    Social Security Number

------------------------------
E-mail Address (if available)

-----------------------------------------------------------------------------

ACCEPTED BY:ISHOPNOMARKUP.COM, INC.
By:--------------------               Date--------------
          Officer
                                                                       Page 53

                 Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OFFICERS AND DIRECTIONS

The information required by this item is incorporated by reference to "indemnification" in the prospectus herein.

At present we have not entered into individual indemnity agreements with our Officers or Directors. However, our By-Laws and Certificate of Incorporation provide a blanket indemnification that we shall indemnify, to the fullest extent under Nevada law, our directors and officers against certain liabilities incurred with respect to their service in such capabilities. In addition, the Certificate of Incorporation provides that the personal liability of our directors and officers and our stockholders for monetary damages will be limited.

Insofar as indemnification for liabilities arising under the Securities
Act may be permitted to our directors, officers and controlling persons Pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed b y the final adjudication of such case.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration                                   $   13,200.00
         Blue Sky Fees and Expenses                         $    4,100.00
         Legal Fees and Expenses                            $   20,000.00
         Printing and Engraving Expenses                    $   13,700.00
         Transfer Agent                                     $    7,000.00
         Accountant's Fees and Expenses                     $   15,000.00
                                                            -------------
         Total                                              $   73,000.00

         The foregoing expenses, except for the SEC fees, are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

         (a) Unregistered Securities sold within the past three years.

We issued 50,500,000 shares of Common Stock to Yousef Neissani, in connection with our initial capitalization. The total price paid for the shares was $50,500, or $0.001 per share.

We issued 50,500,000 shares of Common Stock to Anthony Knight on August20, 1999, pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with an agreement with Mr. Knight. Pursuant to the terms of the agreement, the Common Stock was issued as consideration for the preparation by Mr. Knight of a business plan designed to educate prospective venture investors about our business to business and business to consumer programs. The value of the shares issued pursuant to this agreement was $50,500.

We issued 1,000,000 shares of Common Stock to Mike Gumport in August 1999, in connection with our initial capitalization and pursuant to an exemption from registration under Section 4(2) of the Securities Act. The total price paid for the shares was $2,500, or $.0025 per share. Subsequently 500,000 shares were repurchased and show as treasury shares on our balance sheet.

We issued 131,581 shares of Common Stock to PSY Trading, Inc. ("PSY"), a company owned by Moussa Yeroushalmi, on December 10, 1999, in connection with our initial capitalization and pursuant to an exemption from registration under Section 4(2) of the Securities Act. The total price paid for the shares was $25,000, or $.19 per share.

We issued 2,000,000 shares of Common Stock to PSY, Inc., on December 10, 1999, in exchange for 10,290,000 shares of ClLine.com, Inc., common stock.

We issued 5,191,917 shares of Common Stock in a private placement, conducted beginning on September 21, 1999, and concluding on January 12, 2000. The price per unit was $.019. The total consideration received by us in connection with this private placement was $986,446. The offer and sale of the shares was conducted pursuant to Rule 506 of Regulation D of the Commission without any general solicitation. There were no non-accredited purchasers.

We issued 1,085,748 shares of Common Stock during a period running from February 15,2000, under the terms of an Employee Stock Compensation Plan (the "Stock Compensation Plan"), in which the Common Stock was issued to some of our directors, key employees and consultants. The Stock Compensation Plan, created by a Board resolution, was established pursuant to an exemption under rule 701 of the Securities Act. The total value of the shares issued pursuant to this Stock Compensation Plan was $219,731.

We issued 673,137 shares of Common Stock in a second round of private placement financing, beginning on January 7, 2000, and concluding on February 3, 2000 The price per unit was $.075. The total consideration received by us in connection with this private placement was $504,853. The offer and sale of the shares was conducted pursuant to Rule 506 of Regulation D, without any general solicitation. There were no non-accredited purchasers.

We issued 750,160 shares of Common Stock in a third round of private placement financing, conducted beginning on February 4, 2000, and concluding on July 26, 2000. The price per unit was $1.00. The total consideration received by us in connection with this private placement was $750,160. This offer and sale of the shares was conducted pursuant to Rule 506 of Regulation D, without any general solicitation. There were no non-accredited purchasers.

                                                                       Page 55


ITEM 27. - EXHIBITS
                               Index to Exhibits

SEC REFERENCE      TITLE OF DOCUMENT               LOCATION
NUMBER
3.1                Articles of Incorporation        Previously Filed
-----------------------------------------------------------------------------
3.2                Bylaws                           Previously Filed
-----------------------------------------------------------------------------
5.1                Consent of Miles Garnett, Esq.   Previously Filed
-----------------------------------------------------------------------------
10.1               Lease Agreement                  Previously Filed
-----------------------------------------------------------------------------
10.2               Trademark Applications           Previously Filed
-----------------------------------------------------------------------------
10.3               1999 Stock Option Plan           Previously Filed
-----------------------------------------------------------------------------
10.4               Stock Option Agreements          Previously Filed
-----------------------------------------------------------------------------
10.5               Letters of Intent from
                   Suppliers                        Previously Filed
-----------------------------------------------------------------------------
10.6               Employment Agreements            Previously Filed
-----------------------------------------------------------------------------
10.7               Agreement w/Ian Noakes
                   for Overseas Offices             Previously Filed
-----------------------------------------------------------------------------
10.8               Consulting Agreement
                   w/ Knight Mitchell               Previously Filed
-----------------------------------------------------------------------------
10.9               Purchase Agreement
                   w/ Big Y and other terms         Previously Filed
-----------------------------------------------------------------------------
10.11              Stock Compensation Plan          Previously Filed
-----------------------------------------------------------------------------
10.12              Persons receiving stock
                   under Stock Compensation Plan    Previously Filed
                   with details
-----------------------------------------------------------------------------
10.13              Consulting Agreements            Previously Filed
10.14              Lease Agreement
                   for relocation                   This filing page
-----------------------------------------------------------------------------
11.1               Statement re: Computation
                   of per share earnings            Previously Filed
-----------------------------------------------------------------------------
21.1               Subsidiaries of iShop            This filing page
-----------------------------------------------------------------------------
23.1               Consent of Accountant,           This filing page
-----------------------------------------------------------------------------
27.1               Financial Data Schedule          Previously Filed

                                                                       Page 57


                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, this registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Ggreat Nneck, State of New York, on February 2, 2001.

           (Registrant)           I SHOP NO MARKUP.COM, INC.
                                  --------------------------


                                  By /s/ Moussa Yeroushalmi
                             ------------------------------------------
                             Moussa Yeroushalmi, Chief Executive Officer

In accordance with the Securities Act of 1933 this registration was signed by the following persons in the capacities and on the dates indicated.


           (Signature)              /s/ Anthony Knight
                               --------------------------------------------
                                     Anthony Knight, Chairman of the Board


           (Date)
                                 --------------------------------------------


           (Signature)              /s/ Yousef Neissanir
                                 --------------------------------------------
                                     Yousef Neissani, Chief Financial Officer


           (Date)
                                 --------------------------------------------


           (Signature)              /s/ M. Nasir Sharifi
                                 --------------------------------------------
                                     M. Nasir Sharifi, Controller

Who must sign: the small business issuer, its principal executive officer or officers, its principal financial officer, its controller or principal accounting officer and at least the majority of directors or persons performing similar functions.
                                                                       Page 58